EXHIBIT 10.43


                     AMENDMENT NO. 1 TO THAT CERTAIN WARRANT
                    TO PURCHASE _____ SHARES OF COMMON STOCK
                             DATED DECEMBER 24, 1999
                         EXERCISABLE AT $____ PER SHARE
                           ("Warrant Amendment No. 1")

                            THE NEPTUNE SOCIETY, INC.
                             (a Florida Corporation)

                     Not transferable or Exercisable Except
                        upon Conditions herein Specified
                          Void after 5:00 O'Clock P.M.,
          Pacific Standard Time, on the Expiry Date (as herein defined)

             This Warrant Amendment No. 1 is dated for reference the
                          31st day of December, 2001.

     THE NEPTUNE SOCIETY, INC., a Florida corporation (the "Company"), hereby certifies that CapEx, L.P., a Delaware limited partnership, its registered successors and permitted assigns registered on the books of the Company maintained for such purposes as the registered holder hereof (the "Holder"), for value received, is entitled to purchase from the Company _______ of fully paid and non-assessable shares of Common Stock of the Company ("Shares") stated above at a purchase price of Three Dollars ($3.00) per Share (the "Exercise Price") (the number of Shares and Exercise Price being subject to adjustment as hereinafter provided) upon the terms and conditions herein provided.

This Warrant Amendment No. 1 amends that certain Warrant to purchase _____ Shares of Common Stock dated December 24, 1999 (the "Warrant") pursuant to the terms and conditions of a Debenture and Warrant Amendment Agreement (the "Amendment Agreement") dated effective as of December 31, 2001, among the Corporation, the Holder, and D. H. Blair Investment Banking Corp., a New York corporation.

NOW THEREFORE, in consideration of the mutual covenants, agreements, warranties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree with each other as follows:

1. All capitalized terms in this Warrant Amendment No. 1 unless otherwise defined shall have the meaning as defined in the Warrant.

2. The effective date of this Warrant Amendment No. 1 is December 31, 2001 (the "Effective Date"), and all calculations and determinations related to the Warrant, as amended by this Warrant Amendment No. 1, shall be based on the Company's issued and outstanding share capital and made as of March 15, 2002 unless provided otherwise in this Warrant Amendment No. 1.



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3.  Section  1(a) of the Warrant  shall be deleted in its  entirety and replaced with the following term:

     1.   Exercise of Warrants.

          (a) Subject to Section 1(b), upon presentation and surrender of this Warrant, with the attached Exercise Form duly executed, at the principal office of the Company at 3500 Olive Street, Suite 1430, Burbank, California 91505, or at such other place as the Company may designate by notice to the Holder hereof, with and upon payment (which may be in the form of a certified or bank cashier's check payable to the order of the Company or in the form of electronic funds transfer to the Company's account, the wiring instructions for which shall be provided upon request by the Holder) in the amount of the aggregate Exercise Price for the Shares being purchased, the Company shall deliver to the Holder hereof, as promptly as practicable, certificates representing the Shares being purchased. This Warrant may be exercised in whole or in part; and, in case of exercise hereof in part only, the Company, upon surrender hereof, will deliver to the Holder a new Warrant Certificate or Warrant Certificates of like tenor entitling the Holder to purchase the number of Shares as to which this Warrant has not been exercised.

4. Section 7(a) of the Warrant shall be deleted in its entirety and replaced with the following term:

          (a) In case the Company shall: (i) pay a dividend in Shares; (ii) subdivide its outstanding Shares into a greater number of Shares; (iii) combine its outstanding Shares into a smaller number of Shares; the amount of Shares purchasable upon the exercise of each Warrant and the Exercise Price in effect immediately prior immediately prior thereto shall be proportionately adjusted to reflect the reduction or increase in the value of each such Shares so that the Holder shall be entitled to receive upon exercise of the Warrant that number of Shares which such Holder would have owned or would have been entitled to receive after the happening of such event had such Holder exercised the Warrant immediately prior to the record date, in the case of such dividend, or the effective date, in the case of any such subdivision or combination; provided however, in no event shall the Exercise Price exceed $3.00 per share (the "Maximum Exercise Price"). For greater certainty and by way of example, if the Company's issued and outstanding Shares shall be combined into a smaller number of shares of Common Stock on a four (old share) for one (new share) basis, the Warrant will be exercisable to acquire 15,000 Shares at an Exercise Price of $3.00 per share, notwithstanding the fact that the Exercise Price would have been $12.00 per Share, but for the Maximum Exercise Price. An adjustment made pursuant to this Section 6(a) shall be made whenever any of such events shall occur, but shall become effective retroactively after such record date or such effective date, as the case may be, as to Warrants exercised between such record date or effective date and the date of happening of any such event.

5. Notwithstanding the foregoing, the Company and the Holder hereby agree that if the Company fails to effect the Reverse Stock Split (as defined in Section
7.2 of the Amendment Agreement) on or before June 30, 2002, then without further action by the Corporation or the Holder, (1) Section 4 shall be terminated, rescinded, cancelled, and shall be null and void, and


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(2) Section 7.1(a) of the original Warrant shall be restored in its entirety and the Holder shall have all rights thereunder.

6. Section 7(c) of the Warrant shall be deleted in its entirety and replaced with the following term:

          (c) If and whenever any Additional Shares (as hereinafter defined) shall be issued by the Company (i) for a cash consideration less than the amount per share determined by dividing (i) $3.00 by (ii) the ratio (the "Initial Exchange Ratio") of (A) the number of Shares with respect to which this Warrant was exercisable into (taking into account all adjustments thereto required to be made hereunder) at the close of business on the business day immediately preceding the day of such issue (the "Initial Number of Shares"), to (B) 60,000, or (ii) without consideration, then in each such case, the number of Shares purchasable upon the exercise of this Warrant Certificate shall be increased effective as of the opening of business on the date of such issue (the "Issue Date") by multiplying the Initial Number of Shares by that ratio obtained: (1) by multiplying (A) $3.00 times (B) the aggregate number of Shares issued and outstanding at the close of business on the Issue Date (the "Issue Date Shares") and (2) by dividing the product thus determined by the sum of the following clauses
     (3) and (4): (3) $3.00 divided by (x) the Initial Exchange Ratio and the quotient thus determined multiplied by (y) the number of Shares issued and outstanding at the close of business on the business day immediately preceding the Issue Date; plus (4) the amount of the consideration (if any) received by the Company for the Additional Shares issued on the Issue Date.


     IN WITNESS WHEREOF, the parties have caused this Warrant Amendment No. 1 to the Debenture to be duly executed under its corporate seal.

THE NEPTUNE SOCIETY, INC.


By:
   ------------------------------------
Marco Markin, Chief Executive Officer

[Debenture Holder]